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                                                                    EXHIBIT 3(b)

                              PICK-UPS PLUS, INC.

           Void after 3:00 P.M., East Coast Time, on February 11, 2000

THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE ACT.

                          COMMON STOCK PURCHASE WARRANT

Number of Warrants:                  Registered Holder:

         This is to certify that, for value received, the Registered Holder, or assigns, is entitled, subject to the terms and conditions hereinafter set forth, at or before 3:00 P.M. on February 11, 2000 or such later time as may be determined by the Corporation, to purchase shares of the common stock of Pick-Ups Plus, Inc. (the "Corporation") from the said corporation, for the purchase price of $1.00 per share and to receive a certificate or certificates for the common stock so purchased upon presentation and surrender to the Corporation of this warrant with payment of the purchase price for each share purchased.

         (a) The Corporation covenants and agrees that all shares which may be delivered upon the exercise of this warrant will, upon delivery, be free from all taxes, liens, and charges with respect to the purchase thereof, and shall be fully paid and nonassessable. The Corporation covenants and agrees that it will from time to time take all such action as may be requisite to assure that the par value per share of its common stock is at all times equal to or less than the current price per share pursuant to this warrant.

         (b) The number of shares purchasable upon the exercise of this warrant and the purchase price per share shall be subject to adjustment from time to time as set forth herein.

         (c) If the outstanding shares of common stock of the Corporation are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities


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through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation, or similar type of reorganization transaction, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which this warrant relates. Such adjustment shall be made without change in the total price applicable to the unexercised portion of this warrant, but with a corresponding adjustment in the price of each share subject to the warrant.

         (d) If there shall be any adjustment as provided above, the Corporation shall forthwith cause written notice to be sent to the initial holder of this warrant at the address of such holder shown on the books of the Corporation, which notice shall be accompanied by a statement setting forth in reasonable detail the facts requiring any such adjustment and the warrant price and number of shares purchasable after such adjustment, as the case may be.

         (e) This warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Corporation unless and until this warrant shall be exercised.

         (f) This warrant and the shares the holder hereof may purchase have not and will not be registered under the Securities Act of 1933 or any applicable state securities law. The Corporation may condition the exercise of this warrant or its transfer upon the availability of an exemption from registration under all applicable securities laws.

         IN WITNESS WHEREOF, the Corporation has caused this warrant to be executed by the signatures of its duly authorized officers and its corporate seal hereunto affixed.
                                        PICK-UPS PLUS, INC.



                                        By ____________________________
                                                 President
Dated: ___________________


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Mr. John Fitzgerald, President
Pick-Ups Plus, Inc.
3532 Irvin Simpson Road
Mason, OH 45040